Exhibit 10.2
Summary Plan Description
For

Magellan Midstream Holdings GP, LLC

Executive Severance Pay Plan

(Effective July 21, 2011)

Summary Plan Description
For
Magellan Midstream Holdings GP, LLC
Executive Severance Pay Plan

i

INTRODUCTION
Magellan Midstream Holdings GP, LLC provides an Executive Severance Pay Plan (“Plan”) for eligible executives of the Company on the United States payroll who are terminated because of a reduction in force, job elimination or a Change in Control, as defined herein. The term “Company” whenever used herein shall include Magellan Midstream Holdings GP, LLC and each of its subsidiaries and affiliated companies and their subsidiaries that participate in the Plan. The term “Magellan” shall include only Magellan Midstream Holdings GP, LLC.
The summary of the Plan set out herein applies to eligible executives who are in the employ of the Company on or after July 21, 2011, the effective date of the most recent version of the Plan.
This general summary is designed to highlight the Plan's most important provisions. This summary may not contain every detail of the Plan or its specific terms. You will not gain any new rights because of a misstatement in, or omission from, this summary or by operation of the Plan.
IF THERE IS ANY QUESTION OR CONFLICT BETWEEN WHAT IS SAID IN THIS SUMMARY AND THE LANGUAGE IN THE PLAN'S LEGAL DOCUMENT, THE LEGAL DOCUMENT WILL PREVAIL.
Contact the Benefits Department if you want to receive a copy of the Plan's legal document.
This summary is for your information. Neither this summary nor the benefits provided by the Plan is a promise of continued Company employment. Except in connection with or after a Change in Control, Magellan may amend or terminate the Plan at any time without the consent of any eligible executive. If the Plan is amended or terminated, your benefits, if any, may be different than those summarized.
HIGHLIGHTS

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If you are an eligible executive whose employment is terminated as a result of a reduction in force or job elimination, except in connection with a Change in Control, and you remain employed until your designated termination date, the Company may make a severance payment to you.

•	Severance payments as a result of a reduction in force or job elimination will be made to you based on your length of service and base wages.

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If you are eligible for severance payments under this Plan due to a reduction in force or job elimination, your first three (3) months of COBRA continuation health coverage may be purchased by you at active employee rates.

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Solely with respect to job eliminations and force reductions which are prior to or after the conclusion of a Change in Control, if you receive an offer of employment for a comparable position with the Company or any affiliated company or with a successor company to any of such entities, you will not be eligible to receive benefits under this Plan.

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Solely with respect to job eliminations and force reductions which are prior to or after the conclusion of a Change in Control, if you accept an offer of employment with the Company or any affiliated company or with a successor company to any of such entities, even if the offer of employment is not considered comparable, you will not be eligible to receive benefits under this Plan.

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If you are an eligible executive whose employment is terminated voluntarily for Good Reason, as defined herein, or involuntarily for other than performance reasons upon or within two (2) years after a Change in Control, as defined herein, the Company may make a severance payment to you.

•	Severance payments due to a Change in Control will be made to you based on a multiple of base wages and a multiple of AIP Replacement, as defined herein.

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If you are eligible for severance payments under this Plan with respect to a Change in Control, your first 12 months of COBRA continuation health coverage may be purchased by you at active employee rates.

•	Severance payments will be paid to you in a lump sum subject to tax and other deductions required by law.

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Severance payments will be paid 14 days following termination of employment subject to: (i) your signing (and not revoking) a release of claims in such form that Magellan may, in its discretion, require; however, you will not be required to release your rights to indemnification from Magellan or its affiliates under by-laws, partnership agreements, employee benefit plans or other agreements, but you will not be paid any benefits hereunder unless the release of claims is executed and returned to the Compensation Department by the deadline (which will be within 14 days of termination of employment) as stated in the release of claims.

•	Severance payments under the Plan are unfunded and are provided solely by the Company.

ELIGIBILITY
You will receive severance pay only if your employment termination meets specific guidelines. To receive severance pay, you must be: (i) an eligible executive whose employment terminated because of a reduction in force or job elimination prior to a Change in Control; or (ii) an eligible executive whose employment is terminated voluntarily for Good Reason as defined herein, or involuntarily for other than performance reasons on the date of or during a Change in Control.
An eligible executive for purposes of the Plan is any senior executive of the Company, which is limited to the Chief Executive Officer, Senior Vice-President positions and any other senior executive officer who the Compensation Committee of the Board of Directors of Magellan GP, LLC (the “Compensation Committee”) declares as eligible for coverage.
Termination of Employment Due to a Reduction in Force or Job Elimination
To receive severance pay benefits due to a reduction in force or job elimination, your employment must be terminated because of a designated reduction in force or job elimination prior to a Change in Control. If you are so terminated from employment and your job is eliminated, you will not receive severance pay unless the officer of the Company administering this Plan, or his/her designee, approves the reduction in force or job elimination and you are notified in writing that your employment is being terminated because of a reduction in force or job elimination. If your employment is terminated, you will not receive severance pay if you accept an offer of employment with the Company or any affiliated company or with a successor company to any of such entities, even if the position is not considered comparable.
If you are given advance notice of a reduction in force or job elimination, prior to a Change in Control,

you must remain in employment until the designated termination date in order to receive severance pay. Severance pay may be paid if you leave prior to the designated termination date only if your early departure will not have an adverse effect on the activities of the department or Company and is approved in advance in writing by the Board of Directors of Magellan GP, LLC (the “Board”).
Even if you meet the above requirements, you will not be entitled to severance pay under the Plan due to a job elimination or force reductions, if you:

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Are discharged for unsatisfactory performance, including but not limited to, failure to adequately perform job responsibilities, poor attendance, violation of Company policy or practice or acts of dishonesty;

•	Voluntarily resign for any reason, including retiring, prior to your scheduled termination date (this does not preclude you from retiring concurrent with your termination date);

•	Accept any benefits under an incentive retirement plan established for the purpose of encouraging you to terminate employment within a specified time period;

•	Are on educational or personal leave at the time you are notified that your employment is being terminated because of a reduction in force or job elimination;

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Are transferred or receive an offer of employment for a comparable position within the Company or an affiliated company. A position will be deemed “comparable” if the position provides a total base salary and bonus target on the termination date at least equal to 90% of such eligible executive's total base salary and bonus target as it existed on the termination date. Such a position includes any position within the Company or any affiliate of any of them, regardless of whether such position requires the participant to transfer to a different work location, but only so long as the location of your principal place of employment is not more than 50 miles from the location you were employed prior to the termination date;

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Receive an offer of comparable employment with a successor company, an affiliate of such a company or entity after a corporate rearrangement, total or partial merger, acquisition, sale or other transaction. A position will be deemed “comparable” if the position provides a total base salary and bonus target on the termination date at least equal to 90% of such participant's total base salary and bonus target as it existed on the termination date. Such a position includes any position with a successor company or an affiliate of such a company or entity, regardless of whether such position requires the participant to transfer to a different work location, but only so long as the location of your principal place of employment is not more than 50 miles from the location you were employed prior to the termination date;

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Accept an offer of employment with the Company or with a successor company, an affiliate of such a company or entity after a corporate rearrangement, total or partial merger, acquisition, sale, or other transaction, even if the offer of employment is not for a comparable position;

•	Die before your established termination date;

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Are receiving short-term disability benefits at the time of termination of employment due to a reduction in force or job elimination unless you are released to return to work within the initial six-month period of short-term disability and the officer of Magellan administering this Plan, or his/her designee, approves eligibility for severance upon release to return to work in his/her sole discretion; or

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Fail to sign a release of claims prepared by Magellan or other form of release of claims that Magellan may, in its discretion, require; however, you will not be required to release your rights to indemnification from Magellan or its affiliates under by-laws, partnership agreements, employee benefit plans or other agreements, but you will not be paid any benefits hereunder unless the release of claims is executed and returned to the Compensation Department by the deadline (which will be within 14 days of termination of employment) as stated in the release of claims.

Termination of Employment Due to a Change in Control.
A Change in Control shall be deemed to have occurred, and shall continue for a two (2) year period thereafter (a “Change in Control”), upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Magellan Midstream Partners, L.P. to any person, other than to an affiliate of Magellan Midstream Partners, L.P.; (ii) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in Magellan GP, LLC cease to be owned by Magellan Midstream Partners, L.P. or its affiliates; or (iii) a person other than Magellan Midstream Partners, L.P. or its affiliates becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934) of more than 50% of the then outstanding common units of Magellan Midstream Partners, L.P.
To receive severance pay benefits due to a Change in Control your employment must be terminated either: (i) voluntarily for Good Reason upon or during a Change in Control; or (ii) involuntarily for other than performance reasons upon or during a Change in Control.
Voluntary termination of employment for “Good Reason” or a “Good Reason Event” occurs if you voluntarily terminate your employment with the Company upon or within two (2) years after a Change in Control because of:
(a)a reduction of more than 10% in your base salary or incentive compensation opportunities after the Change in Control;

(b)a significant reduction in your authority, duties or responsibilities;

(c)a significant reduction in the authority, duties or responsibilities of your direct supervisor, including a requirement that you report to an officer of the Company or employee instead of reporting directly to the board of directors of the Company;

(d)a significant reduction in the budget over which you retain authority;

(e)a requirement that you transfer the location of your principal place of employment more than 50 miles from the location you were employed immediately prior to the Change in Control; or

(f)any other action or inaction that constitutes a material breach by the Company.

Even if you meet the above requirements, you will not be entitled to severance pay due to a Change in Control, under the Plan if you:

•	Are discharged for acts of dishonesty or moral turpitude;

•	Die before your established termination date; or

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Fail to sign a release of claims prepared by the Company or other form of release of claims that the Company may, in its discretion, require, fail to return the executed release of claims to the Compensation Department by the deadline (which will be within 14 days of termination of employment) as stated in the release of claims, or revoke the release of claims with seven (7) days of your execution.

If, upon or during a Change in Control a Good Reason Event occurs, you must notify the Company of the Good Reason Event within a period not to exceed 90 days of the initial existence of the Good Reason Event. Upon receipt of your notification, the Company shall have at least 30 days during which it may remedy the Good Reason Event and not be required to pay the severance pay. If the Company: (i) does not cure the Good Reason Event within 30 days; or (ii) gives notice to the participant of its intent to not remedy the Good Reason Event, the participant's resignation shall be effective immediately, and the Company shall be obligated to make severance payments to the participant as provided herein.
SEVERANCE PAY BENEFITS
Subject to your signing (and not revoking) a release of claims and an agreement regarding protection of confidential information and business reputation and transition of business prepared by Magellan (which will not require you to release your rights to indemnification from Magellan or its affiliates under by-laws, partnership agreements, employee benefit plans or other agreements), the amount of severance pay you receive will be based on the provisions of this summary plan description.
Force Reduction and Job Elimination Benefits.
If, prior to a Change in Control, you become entitled to severance benefits under the Plan due to a reduction in force or job elimination, you will receive two (2) weeks of severance pay for each full, completed year of your employment service with the Company, with a minimum of six (6) weeks and a maximum of 52 weeks of severance pay. Only full years of employment service will be counted in setting the amount of severance pay. If you have less than one (1) full, completed year of employment service with the Company and you are otherwise eligible for benefits under this Plan, you will receive two (2) weeks of severance pay.
Your weekly severance pay shall be determined by reference to your regular, normal workweek base wage, as determined by the Plan Administrator, on the date of employment termination. Your regular, normal workweek base wage is your total weekly salary or wages, including any salary deferral contributions you make to the Company's defined contribution and deferred compensation plans, and salary deferral contributions made to any cafeteria or flexible benefit plan maintained by the Company. Unless otherwise determined by the Plan Administrator, your regular, normal workweek base wage does not include bonuses, overtime, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and extraordinary compensation. Severance pay will be equal to the number of weeks of severance pay granted according to the above formula multiplied by your regular, normal workweek base wage, as described above.
Your length of employment service with the Company may or may not include service with any predecessor company. Service with a predecessor company may be included to the extent that the Plan Administrator determines that such employment service be included and notifies you that part or all of your service with any predecessor company will be counted. The Plan Administrator's determination, in its discretion, of the years of employment service completed and the weeks of severance pay granted will be final and binding on all persons.
If you are an eligible executive whose employment is terminated as a result of a reduction in force or job elimination prior to a Change in Control and you remain employment until your designated termination, the Company may make a severance payment to you.
Change In Control Benefits.
If you become entitled to severance benefits under the Plan due to a Change in Control, you will receive a single lump sum payment that is the sum of:
(a)    An amount equal to two (2) times in the case of a Senior Vice President of the Company, or an amount equal to three (3) times in the case of the Chief Executive Officer of the Company of your current base salary (your base salary on the Change in Control date for purposes of the calculation); plus

(b)    An amount equal to two (2) times your current year “AIP Target” in the case of a Senior Vice President and three (3) times your current “AIP Target” in the case of the Chief Executive Officer of the Company.

Payment of Severance Benefits.

Subject to your signing and returning a release of claims by the deadlines outlined in the release and fulfilling all other obligations as outlined in the release agreement, severance pay benefits will be paid to you in a lump sum, subject to deductions required by law which include, by example and not by limitation, applicable employment and income taxes.
Payment Obligations Absolute Upon or After a Change in Control.
Upon a termination of employment due to a Change in Control, the obligations of the Company and its successors to pay or provide the severance benefits shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any person or entity may have against any participant. In no event shall a participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a participant under any of the provisions of this Plan, nor shall the amount of any payment or value of any benefit hereunder be reduced by any compensation or benefits earned by a participant as a result of employment by another employer.
Notice.
If a federal, state or local law does not require the Company, as an employer, to make a payment to you or provide a specified period of notice related to your involuntary termination from employment, or pursuant to a plant closing law, and you are terminated because of a reduction in force or job elimination, the Company generally will give you at least two (2) weeks notice prior to your termination. If less than two (2) weeks notice is provided by the Company, you will receive, in addition to the severance benefits described above, an amount of severance pay equal to your regular base wage for your normal work week, multiplied by two (2), less the amount of your regular base wage paid over the period for which notice was given.
Integration With Plant Closing Law(s).
To the extent the Company makes a payment to you in connection with your involuntary termination from employment, because of a federal, state or local plant closing law, the benefit payable under this Plan shall be reduced by the amount of all such payments. The federal plant closing law (Worker Adjustment and Retraining Notification Act) requires that notice be given under certain circumstances to certain employees that the Company will terminate their employment. If you are covered by this Plan and you are also entitled to a notice pursuant to federal, state or local plant closing law, then the period for which severance pay under this Plan is payable shall be reduced for each week for which notice is required to be given to you, but only to the extent that you remain on active payroll beyond the Company's preferred termination date.
Other Benefit Plans.
If you are entitled to receive severance pay, you may be eligible to continue participation in certain other benefits as well. However, continuation in various Company plans is subject to terms and conditions of the applicable plan documents or insurance contracts in effect on the date of your termination. Each of these plans and contracts may be changed as provided by the terms of such plans.
When you terminate employment, you may elect to convert your group term life and dependent life insurance (spouse, child or both) to individual policies. If you choose to convert your life insurance benefits to individual policies, contact the Human Resources Department and make application within 31 days of your termination. Your group participation in these life insurance plans will end on the last day of the month in which your employment is terminated.
Your participation in Company medical and dental plans will end on the last day of the month in which your employment is terminated. You have the option to continue your medical and dental coverage for up to 18 months under COBRA. If you elect COBRA continuation coverage, your premiums for COBRA will be at active employee rates for the first three (3) months of coverage if a severance payment is due under the Plan in connection with a qualifying reduction in force or termination of employment prior to a Change in Control. If the severance payment is due under the Plan in connection with a Change in Control, the first 12 months of coverage will be at the active employee rates. Under both circumstances at the end of such period, you will be required to pay the full cost under COBRA for the remainder of the 18-month period. To be eligible for this option, you must have elected COBRA continuation coverage within the period of time allowed for making a COBRA election. You and your dependents will be notified by the COBRA Administrator of the opportunity to elect the COBRA continuation coverage. Participation in such plans will generally cease on the date you or your dependents become covered under any other health plan which does not exclude coverage for pre-existing conditions you or your dependents may have. The full cost of COBRA coverage is explained in the Continuation Coverage (COBRA) section in the Medical Plan and the Dental Plan Summary Plan Descriptions.
If you are age 50 at the time of the termination of employment due to a reduction in force or job elimination and you would otherwise meet eligibility requirements for continuation of medical benefits under the Retiree Medical Program, such termination of employment will not change your eligibility for Retiree Medical coverage effective upon the attainment of age 55. You will have 30 days from the date of your 55th birthday to contact the Benefits Department regarding your desire to commence your Retiree Medical benefits. If you fail to notify the Benefits Department within 30 days of your 55th birthday, your opportunity to enroll in Retiree Medical will end.
Your participation in any Flexible Spending Account ends on the last day of the month in which your employment terminates. Participation in the Dependent Care Flexible Spending Account cannot be continued. You may be eligible to continue participation in the Health Care Flexible Spending Account for a limited time under COBRA. Participation under COBRA is on an after-tax basis. You and your dependents will be notified by the COBRA Administrator of the opportunity to elect the COBRA continuation coverage.

Participation in all other plans will end on the date of your employment termination. The payment of any vested benefits in the Company's retirement plans will be made in accordance with the respective plans' terms.
You should schedule an exit interview to discuss these matters with your Human Resources Department at the time of your termination.
Paid Time Off.
You will receive a single, lump sum payment for unused PTO time you have earned in accordance with the Company's PTO policy.
Rehired Employees.
If you are rehired by the Company after you receive severance pay due to a reduction in force or job elimination, you will be entitled to keep that portion of your severance pay equal to your regular, normal workweek base wage prior to your employment termination multiplied times the number of weeks and/or fraction of weeks between your termination date and the rehire date. Any remainder must be either returned to the Company upon your rehire or it will be deducted from your pay as “overpaid wages.”
If you are rehired within the same calendar year in which your employment was terminated because of a reduction in force or job elimination and you received payment for PTO earned but not taken, you may either retain the payment and forfeit the PTO time for which you were eligible prior to your employment termination, or you may return to the Company the amount you received and reinstate PTO time for which you were eligible prior to termination.
If your employment ends because of a reduction in force or job elimination and you are rehired by the Company, your years of service with the Company prior to such termination will be counted in determining your PTO benefits eligibility in future years. Applicable PTO time on rehire will be determined in accordance with the Company's PTO policy.
Prior years of service also will be counted for purposes of determining benefits under the short-term disability plan for employees who are rehired after being terminated due to a reduction in force or job elimination.
If your employment ends because of a reduction in force or job elimination and you are rehired by the Company within 12 months of your termination date, your years of service with the Company prior to such termination will be counted in determining your years of service for purposes of determining the amount of your severance pay benefit in the event you should again become eligible for severance pay.
CLAIM REVIEW PROCEDURE
Initial Claim for Benefits.
In order to claim benefits under this Plan, the claimant must be an eligible executive. Unless the Company automatically pays severance benefits otherwise, a written claim must be filed within 90 days of the date upon which the claimant first knew (or should have known) of the facts upon which the claim for benefits is based. The claims review procedure described in this section shall apply to all claims any person has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant, in substance, all relief reasonably being sought by the claimant. You will have no right to seek review of a denial of benefits under the Plan prior to having filed a claim for benefits. The Plan Administrator shall have the power, including, without limitation, discretionary power, to make all determinations that the Plan requires for its administration, and to construe and interpret the Plan whenever necessary to carry out its intent and purpose and to facilitate its administration, including, but not by way of limitation, the discretion to grant or to deny claims for benefits under the Plan. All such rules, regulations, determinations, constructions and interpretations made by the Plan Administrator shall be conclusive and binding.
You will be notified of your claim's approval or denial within 90 days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to you prior to termination of the initial 90-day period which will specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date will not be later than 180 days after the date of which the claim was filed). You will be given a written notice as to whether the claim is granted or denied, in whole or in part. If you do not receive a written notice within the time periods stated above, your claim will be deemed denied. If the claim is denied, in whole or in part, you will be given written notice that will contain: (i) the specific reasons for the denial; (ii) reference(s) to pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) notice of your right to seek a review of the denial.
Review of Claim Denial.
If your claim is denied, in whole or in part, you will have the right to request that the Plan Administrator (or its designate), review the denial, provided you file a written request for review with the Plan Administrator within 60 days after the date on which you received written notification of the denial. You (or your duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Plan Administrator. Within 60 days after a request for review is received, the review will be made and you will be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case you will be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review will be completed (provided that such review will be completed within 120 days after the date on which the request for review was filed).
The decision on review will be forwarded to you in writing and will include specific reasons for the decision and references to Plan provisions upon which the decision is based. The decision on review will include a statement that you are entitled to receive, upon request and free of charge, copies of all documents relevant to your claim. The decision on review will also describe your right to bring a civil action under Section 502 (a) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Exhaustion of Review Remedies.
You must properly file a claim for benefits, and request a review of any complete or partial denial, prior to seeking a review of your claim for benefits in a court of law. A decision on a Review of Claim Denial (see preceding paragraph) will be the final decision of the Plan Administrator. After this final decision is provided by the Plan Administrator, you may seek judicial remedies in accordance with your rights under ERISA. See the ERISA Information section in LiveLink on the Company intranet.
Effect of Plan Administrator's Decision on Claims.
The Plan Administrator will have the power, including, without limitation, discretionary power, to make all determinations that the Plan requires for its administration, and to construe and interpret the Plan whenever necessary to carry out its intent and purpose and to facilitate its administration, including, but not by way of limitation, the discretion to grant or to deny claims for benefits under the Plan. All such rules, regulations, determinations, constructions and interpretations made by the Plan Administrator will be conclusive and binding.
TECHNICAL INFORMATION
The Plan is a welfare benefit plan providing benefits from the general assets of the Company. Magellan Midstream Holdings GP, LLC is the Plan Sponsor. For identification purposes, the Plan Sponsor has assigned to the Plan number 507. The employer identification number for Magellan Midstream Holdings GP, LLC is 20-0019326.
Participating Companies.
Magellan Midstream Holdings GP, LLC offers participation in the Plan to certain of its subsidiaries and affiliates and their subsidiaries. Participants and beneficiaries may receive from the Plan Sponsor, upon written request, information as to whether a particular subsidiary or affiliate participates in the Plan and, if so, such subsidiary's or affiliate's address.
Plan Administration.
The Compensation Committee is the Plan Administrator. The Plan Administrator has the authority to interpret the Plan, manage its operation and determine all questions arising in the administration, interpretation and application of the Plan. The Compensation Committee does not receive any form of compensation from the Plan for acting as the Plan Administrator.
Legal Agent.
The agent for legal service is:
Compensation Committee
Magellan Midstream Holdings GP, LLC Executive Severance Pay Plan
c/o Magellan Midstream Holdings GP, LLC
One Williams Center, 28-4
P.O. Box 22186
Tulsa, OK 74121-2186
(918) 574‑7000
Company Location.
The address of the Company's executive offices is:
One Williams Center
Tulsa, OK 74172
Duration.
The Plan shall remain in effect until terminated as allowed under the Plan. Notwithstanding the foregoing, if a Change in Control occurs, the Plan shall continue in full force and effect and shall not terminate or expire until after all eligible executives and all participants who become entitled to any payments or benefits hereunder shall have received such payments or benefits in full.

Amendment and Termination.
The Plan may be terminated or amended in any respect by resolution adopted by the Board prior to a Change in Control. However, after the Board has knowledge of a possible transaction or event that if consummated would constitute a Change in Control, the Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of participants, unless and until the Board has determined that all transactions or events that, if consummated, would constitute a Change in Control have been abandoned and will not be consummated, and, provided that, the Board does not have knowledge of other transactions or events that, if consummated, would constitute a Change in Control. Upon and during a Change in Control, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of participants, and no participant shall be removed from Plan participation, unless such participant, in his sole discretion, agrees to be removed from participation.
Right To Employment.
The Company reserves the right to discharge any employee and to pay such employee only the benefits, if any, to which he/she is entitled under Plan terms. The Plan is not an employment contract and does not give any employee any right to be retained in the service of the Company.
Section 409A of the Code.
The Plan shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan shall be interpreted either to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) however, solely to the extent Section 409A of the Code applies to the Plan, it is the intent to comply with Section 409A of the Code and any regulations and other guidance thereunder. Notwithstanding anything to the contrary in the Plan document, the Plan may be amended at any time, without the consent of any participant, to avoid the application of Section 409A of the Code in a particular circumstance or to the extent determined necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Employer shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Employer based on matters covered by Section 409A of the Code, including the tax treatment of any award made under the Plan, and the Employer shall not under any circumstances have any liability to any participant or other person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.
Employee Retirement Income Security Act of 1974 (“°ERISA”±) Rights.
Participants in the Magellan Midstream Holdings GP, LLC Executive Severance Pay Plan have certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
(a)    Examine without charge at the Plan Administrator's office and at other specified locations, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.
(b)    Obtain copies of all Plan documents and other Plan information applicable to such Plan participants upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
(c)    Receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the claim reviewed and reconsidered.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
The Plan is an employee welfare benefit plan within the meaning of ERISA.